Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use in this registration statement of our report dated January 7, 2014, relating to the financial statements of Silver Slipper Casino Venture, LLC, and to the reference to us under the caption “Experts” in the Prospectus.

/s/ Piercy Bowler Taylor & Kern

Las Vegas, Nevada

January 7, 2014